                                                                             -----------------------------
                                                                                      OMB APPROVAL
                                                                             -----------------------------
                                                                              OMB NUMBER:       3235-0167
                                                                              EXPIRES: SEPTEMBER 30, 1998
                                 UNITED STATES                                ESTIMATED AVERAGE BURDEN
                       SECURITIES AND EXCHANGE COMMISSION                     HOURS PER RESPONSE ....1.50
                             WASHINGTON, D.C. 20549                          -----------------------------


                                   FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES
  EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
  SECURITIES EXCHANGE ACT OF 1934.


                                                                  Commission File Number 333-09991
                                                                                         -----------------

                              Atlas-Energy For the Nineties-Public #5 Ltd.
----------------------------------------------------------------------------------------------------------
                         (Exact name of registrant as specified in its charter)


                           311 Rouser Road, Moon Township, Pennsylvania 15108
----------------------------------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        Investor General Partner Units and Limited Partner Units
----------------------------------------------------------------------------------------------------------
                        (Title of each class of securities covered by this Form)


                                             Not Applicable
----------------------------------------------------------------------------------------------------------
     (Titles of all other classes of securities for which a duty to file reports under section 13(a)
                                            or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)  / /                     Rule 12h-3(b)(1)(i)  / /
                Rule 12g-4(a)(1)(ii) / /                     Rule 12h-3(b)(1)(ii) /X/
                Rule 12g-4(a)(2)(i)  / /                     Rule 12h-3(b)(2)(i)  / /
                Rule 12g-4(a)(2)(ii) / /                     Rule 12h-3(b)(2)(ii) / /
                                                             Rule 15d-6           / /

     Approximate number of holders of record as of the certification or notice date:          396
                                                                                     ---------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 (NAME OF REGISTRANT AS SPECIFIED
IN CHARTER) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                 Atlas Resources, Inc.
Date:   3/10/00                             By:  Managing General Partner      /s/ William R. Seiler
     ------------------------------            -----------------------------------------------------------
                                                 William R. Seiler, Vice President of Finance

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations
under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of
Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFOR-
                    MATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS
SEC 2069 (3-99)     THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
